Exhibit 99.1
CONTACT INFORMATION:

FOR IMMEDIATE RELEASE
Sheila Blackwell
Vice President, Communications &
Public Affairs
703.227.8345
sheila_blackwell@sra.com

David Mutryn
Director of Investor Relations
703.502.7731
david_mutryn@sra.com
SRA Announces Record Date of June 13, 2011
for Special Meeting of Shareholders
FAIRFAX, Va., June 6, 2011 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations and commercial clients, today announced it has established a record date for a special meeting of its shareholders to consider and vote on a proposal to adopt the previously announced definitive merger agreement, entered into on March 31, 2011, between SRA and affiliates of Providence Equity Partners. Pursuant to the merger agreement, SRA will be acquired by an affiliate of Providence Equity Partners in an all-cash transaction. Under the terms of the agreement, SRA shareholders will receive $31.25 in cash for each share of common stock.
SRA shareholders of record at the close of business on Monday, June 13, 2011 will be entitled to the notice of the special meeting and to vote on the proposal at the special meeting. It is currently anticipated that the special meeting of shareholders will be held during the first quarter of the SRA 2012 fiscal year, which begins July 1, 2011.
About SRA International, Inc.
SRA and its subsidiaries are dedicated to solving complex problems of global significance for government organizations and commercial clients serving the national security, civil government, health, and intelligence and space markets. Founded in 1978, the company and its subsidiaries have expertise in such areas as cyber security; disaster response planning; enterprise resource planning; environmental strategies; IT systems, infrastructure and managed services; learning technologies; logistics; public health preparedness; public safety; strategic management consulting; and systems engineering.
SRA and its subsidiaries employ approximately 7,000 employees serving clients from its headquarters in Fairfax, Va., and offices around the world. For additional information on SRA, please visit www.sra.com.
Any statements in this press release about prospective performance and plans for SRA, the expected timing of the completion of the merger and the ability to complete the merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (i) the inability to complete the acquisition of SRA (the “Merger”) by an affiliate of Providence Equity Partners LLC due to the failure (a) to obtain stockholder approval for the Merger; (b) to satisfy other conditions to the completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; or (c) to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (ii) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the Merger; (iii) the occurrence of any other event, change or circumstance that could give rise to a termination of the merger agreement; (iv) the fact that, if the Merger is not consummated due to a breach of the merger agreement by Providence Equity Partners LLC or Merger Sub, SRA’s remedy may be limited to receipt of a termination fee of $112.9 million, and if the Merger is not consummated under certain circumstances, SRA is not entitled to receive any such termination fee; (v) if the merger agreement is terminated under specified circumstances, SRA may be required to pay Providence Equity Partners LLP a termination fee of up to $47 million; (vi) the diversion of management’s attention from ongoing business concerns due to the announcement and pendency of the Merger; (vii) the effect of the announcement of the Merger on our business relationships, operating results and business generally; (viii) the effect of the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the Merger; (ix) the possible adverse effect on the price of our common stock if the Merger is not completed in a timely matter or at all; and (x) the amount of the costs, fees, expenses and charges related to the Merger.
Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of June 6, 2011. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to June 6, 2011. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Annual Report on Form 10-K of SRA for the fiscal year ended June 30, 2010, which was filed with the SEC on August 12, 2010, under the heading “Item 1A-Risk Factors,” and in subsequent reports on Forms 10-Q and 8-K filed with the SEC by SRA.
Important Additional Information
In connection with the proposed acquisition, SRA filed a preliminary proxy statement and other relevant documents concerning the acquisition with the SEC on April 18, 2011. When completed, a definitive proxy statement and a form of proxy will be mailed to shareholders of the Company. This press release does not constitute a solicitation of any vote or approval. We urge investors to read the proxy statement and any other documents to be filed with the SEC in connection with the acquisition or incorporated by reference in the proxy statement because they will contain important information.
Investors will be able to obtain these documents free of charge at the SEC’s Web site (www.sec.gov). In addition, documents filed with the SEC by SRA will be available free of charge from SRA International, Inc., c/o Investor Relations, 4350 Fair Lakes Court, Fairfax, VA 22033, or by telephone at 703.502.7731 or by email to Investor@sra.com.
The directors, executive officers and certain other members of management and employees of SRA may be deemed “participants” in the solicitation of proxies from stockholders of SRA in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of SRA in connection with the proposed acquisition will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the SRA’s executive officers and directors in its Annual Report on Form 10-K for the year ended June 30, 2010 and in its definitive proxy statement filed with the SEC on September 17, 2010.
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